Exhibit 10.3.3

MANAGEMENT AGREEMENT LETTER AMENDMENT

June 1, 2006

Sunstone Hotel Properties Inc.

C/O Interstate Hotels & Resorts, Inc.

4501 North Fairfax Drive

Arlington, Virginia 22203

Re:	Letter of Credit Agreement

Ladies and Gentlemen:

Pursuant to Section 3(C) of the Master Agreement dated as of October 26, 2004 between all affiliates of Sunstone Hotel TRS Lessee, Inc. which originally signed or have subsequently signed the Master Agreement (collectively, “Sunstone”) and Sunstone Hotel Properties, Inc. (“Manager”), Sunstone agreed either to provide, or cause one of its affiliates to provide, Manager with a letter of credit (“LC”) in the amount of $5,000,000 in connection with Sunstone’s obligation to fund salaries, wages and benefits (including without limitation vacation and sick pay benefits, health and dental benefits and pension benefits) to Hotel personnel. Such salaries, wages and benefits shall be herein referred to as the “Reimbursables.”

Sunstone and Manager hereby agree to the following two items. First, Manager shall release said LC within five (5) business days hereof, provided that Sunstone shall be obligated to provide Manager with a replacement LC solely in the event that (i) Sunstone fails to pay any such Reimbursables to Manager following five (5) business days prior written notice by Manager of such failure to pay the Reimbursables as and when due pursuant to the Master Agreement or (ii) Sunstone Hotel Investors, Inc.’s total leverage ratio (total debt to total EBITDA) based on a trailing four quarters is equal to or greater than 7.5x (“Financial Wherewithal”). Second. Sunstone agrees to pay to Manager $43,750 annually (with the first payment due on May 31, 2007) during any period that the Master Agreement is in force and the LC is not outstanding, pro-rated for less than full-year periods. When the Master Agreement terminates, Manager will receive a pro-rata portion of the $43,750 for the period since the last annual payment.

In the event that the Financial Wherewithal is equal to or greater than 7.5x and Manager provides notice to Sunstone to deliver the LC, Sunstone shall cause to be delivered to Manager within five (5) business days after the receipt of the request the replacement LC in the amount of $5,000,000. Such LC shall (i) be issued by a financial institution reasonably acceptable to Manager, (ii) be in form and substance reasonably acceptable to Manager and (iii) remain in full force and effect so long as the Master Agreement is in effect.

If subsequent to the delivery of the replacement LC Sunstone’s Financial Wherewithal is less than 7.5x, then Manager shall return to Sunstone the replacement LC within five (5) business days of Sunstone’s written request. Sunstone shall remain obligated to deliver a replacement LC if thereafter its Financial Wherewithal equals or exceeds 7.5x and Manager shall remain obligated to return any replacement LC so delivered if Sunstone’s Financial Wherewithal thereafter is less than 7.5x.

Notwithstanding the above, if Manager ever manages ten (10) or fewer hotels for Sunstone or its subsidiaries and if Sunstone Hotel Investors, Inc.’s Financial Wherewithal is less than 7.5x, Sunstone will put up a letter of credit to the benefit of Manager in an amount equal to the then outstanding pension liability of any hotels ever covered by the Master Agreement; provided that the total LC covered by this side letter shall not exceed $5,000,000. The pension liability will be calculated by an independent third-party actuary mutually agreed to by Sunstone and Manager. The letter of credit will be provided to Manager within five (5) business days after the determination of the amount thereof by the actuary.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

SUNSTONE HOTEL TRS LESSEE, INC., on behalf of its affiliates

By:	/s/ Jon D. Kline
Name:	Jon D. Kline
Title:	Vice President

Agreed and acknowledged as of the Date first above written:

INTERSTATE HOTELS & RESORTS, INC. On behalf of Sunstone Hotel Properties, Inc.

By:	/s/ Bruce Riggins
Name:	Bruce Riggins
Title:	Chief Financial Officer